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          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


Written Resolution signed by all the members of the Board of Directors of the Company ("the OMLX exchange") on 11th August 1997.

IT IS HEREBY RESOLVED THAT:

1. The Board approves the application for approval and filing of a Registration Statement on Form S-20 (as attached hereto) with the United States of America Securities and Exchange Commission in respect of 1,000,000 (one million) Put and Call Option Contracts ("Options") to be issued in transaction on the OMLX exchange.

2.   The Board authorises the existence and issue of the Options.

3. The OMLX exchange will grant or otherwise make available such Options at such time as is requisite to enable the Options to be traded according to the OMLX exchange's Rulebook from time to time in force as notified to the UK Securities and Investments Board.

4. If it be claimed, alleged or determined that Resolutions 1-3 are not within the usual course of business of the OMLX exchange, the Board will ratify all appropriate actions and take all necessary measures to ensure that such Resolutions are binding on the OMLX exchange, the Members inter se, and as between the OMLX exchange and the Members.

5. The Board Authorises any two Directors of the OMLX exchange in the name and on behalf of the OMLX exchange to execute and deliver any and all documents, forms (including Form S-20) or certificates and to do all other acts that the said Directors shall deem necessary or desirable to effect the foregoing Resolutions.

Dated 11th  August 1997


Signed:

Per  Larsson               _________________________


Olof Stenhammar            _________________________


Peter Cox                  _________________________


Carole Machell             _________________________


Clive Gilchrist            _________________________


Tony Whalley               _________________________